Exhibit 99.1

Kaplan Chairman and CEO Jonathan Grayer Announces Resignation;

Kaplan President Andrew Rosen Appointed Chairman and CEO

NEW YORK – November 19, 2008 – Kaplan’s longtime chairman and chief executive officer Jonathan Grayer today announced that he plans to resign his position. Donald E. Graham, chairman and chief executive officer of The Washington Post Company (NYSE:WPO), announced that Kaplan president Andrew S. Rosen, who has also served as chief executive officer of Kaplan Higher Education, has been named the new chairman and chief executive officer of Kaplan.

“This week marks the completion of my 17th year at Kaplan,” said Grayer. “It has been a wonderful journey with great people, many of whom joined me in 1992. This group of talented, highly energetic and ambitious colleagues has transformed Kaplan into one of the world’s largest diversified education companies. More importantly, they have played a critical role in using online learning to expand educational access and to create innovative new tools for improving the educational experience.

“It’s now time for me to allow new leadership to guide our great company. Andy and I have worked side by side since the day I brought him to Kaplan from Newsweek in 1992. His record as the leader of our higher education company is remarkable, and he has the confidence of all who work here. I have no doubt he will continue to focus Kaplan’s culture on what matters most – successful futures for our students.”

Graham added, “Jonathan has been a sensational leader of Kaplan. He took over a tiny money-losing test prep company and turned it in to a worldwide powerhouse. He also recruited a great, deep team, and turns over the company to another superb and proven leader, Andy Rosen.”

With over $2 billion in annual revenue in 2007, Kaplan now generates half of The Washington Post Company’s total revenue. Its businesses range from higher education, to professional training, to services for kids and schools, as well as its well-known test preparation courses.

In his current role, Rosen presides over Kaplan Higher Education, one of the world’s largest providers of post-secondary programs, serving 100,000 students in the U.S. and abroad. Kaplan has more than 70 campuses, and half of its students learn online at Kaplan University. Under Rosen’s leadership, Kaplan University has grown from 34 students in 2001 to 44,000 students today. It also operates one of the country’s first fully online law schools and has branched out into the online high school market. Kaplan University and Kaplan Colleges offer undergraduate and graduate degrees, associates degrees and certifications in a wide variety of professional fields.

Rosen came to The Washington Post Company in 1986 as a staff attorney for The Washington Post newspaper. He moved to Newsweek as assistant counsel in 1988 before joining Grayer at Kaplan in 1992. At Kaplan, he served in numerous management roles prior to assuming the role of president and chief operating officer in early 1997. Before joining The

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Washington Post Company, Rosen served as law clerk to the Hon. Levin H. Campbell, Chief Judge for the U.S. Court of Appeals for the First Circuit, in Boston. He holds an AB degree from Duke University and a JD from Yale Law School.

Grayer joined Kaplan as regional operations director in 1991 and assumed the position of CEO in 1994. At that time, Kaplan was an $80 million test preparation company struggling to achieve profitability. Under Grayer’s leadership, Kaplan grew to become one of the world’s leading education companies, serving more than one million students annually in more than 30 countries worldwide. Grayer will consult with the company and help in the transition.

“After some time with my family, I expect to resume a professional life centered on entrepreneurial activity, investment and philanthropy,” Grayer said. “I am thankful to Don Graham, the board members and shareholders of The Washington Post Company, and most importantly, the thousands of Kaplan staffers who have made the company’s success possible.”

About Kaplan

Kaplan, Inc., is a leading international provider of educational and career services for individuals, schools and businesses. Kaplan serves students of all ages through a wide array of offerings including higher education, test preparation, professional training and programs for kids and schools. Kaplan is a subsidiary of The Washington Post Company (NYSE: WPO) and its largest and fastest-growing division.

About The Washington Post Company (www.washpostco.com)

The Washington Post Company (NYSE: WPO) is a diversified education and media company whose principal operations include educational and career services, newspaper and magazine publishing, television broadcasting, cable television systems and electronic information services. The Company owns The Washington Post; Washingtonpost.Newsweek Interactive (WPNI), the online publishing subsidiary whose flagship products include washingtonpost.com, Newsweek.com, Slate, BudgetTravel.com, Sprig.com, TheRoot.com and TheBigMoney.com; Express; El Tiempo Latino; The Gazette and Southern Maryland Newspapers; The Herald (Everett, WA); Newsweek magazine; Post–Newsweek Stations (Detroit, Houston, Miami, Orlando, San Antonio and Jacksonville); Cable ONE, serving subscribers in midwestern, western and southern states; and CourseAdvisor, an online lead generation provider.

The Company also owns Kaplan, Inc., a leading global provider of educational services to individuals, schools and businesses, serving over one million students with operations in more than 30 countries. Its international programs include higher education, test preparation, language instruction and professional training.

The Company has ownership interests in the Los Angeles Times–Washington Post News Service and Bowater Mersey Paper Company.

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Contact:	Rima Calderon (202) 334-6617 calderonr@washpost.com Melissa Mack (212) 492-5849 melissa.mack@kaplan.com